EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Plan of Thomson S.A. (“Thomson”) dated 14 December 2007 of our report dated 24 July 2007 with respect to the consolidated financial statements of TCL Multimedia Technology Holdings Limited for the years ended 31 December 2006 and 2005, included in the Form 20-F/A filed with the Securities and Exchange Commission on 24 July 2007, amending Thomson’s Annual Report on Form 20-F for the year ended 31 December 2006, filed with the Securities and Exchange Commission on 11 May 2007.

/s/ Ernst & Young

Ernst & Young

Hong Kong, China

4 February 2008